Exhibit (23.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-190957) pertaining to the registration of 4,792,480 shares of common stock under the Eastman Kodak Company 2013 Omnibus Incentive Plan,
2.	Registration Statement (Form S-8 No. 333-225437) pertaining to the registration of 1,000,000 shares of common stock under the Eastman Kodak Company 2013 Omnibus Incentive Plan, as amended,
3.

Registration Statement (Form S-8 No. 333-250827) pertaining to the registration of 7,500,000 shares of common stock related under the Eastman Kodak Company 2013 Omnibus Incentive Plan, as amended and restated,

4.	Registration Statement (Form S-3 No. 333-254352) pertaining to the registration of 44,490,032 shares of common stock of Eastman Kodak Company,
5.

Registration Statement (Form S-3 No. 333-254353) pertaining to the registration of common stock, preferred stock, debt securities, warrants, depositary shares, purchase contracts, guarantees and units of Eastman Kodak Company, and

6.

Registration Statement (Form S-8 No. 333-258682) pertaining to the registration of 5,000,000 shares of common stock under the Eastman Kodak Company 2013 Omnibus Incentive Plan, as amended and restated;

of our reports dated March 15, 2024, with respect to the consolidated financial statements and schedule of Eastman Kodak Company and the effectiveness of internal control over financial reporting of Eastman Kodak Company included in this Annual Report (Form 10-K) of Eastman Kodak Company for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Rochester, New York
March 14, 2024